Exhibit 4.6


                    ULTRAMAR CORPORATION
                   SECRETARY'S CERTIFICATE


          I, Patrick J. Guarino, Senior Vice President, General Counsel and Secretary of Ultramar Corporation, a Delaware corporation (the "Corporation"), hereby certify that meetings of the Board of Directors of the Corporation were duly called and held on September 22, 1996, and December 3, 1996, at each of which a quorum was present and voting throughout, and that at such meetings resolutions on motions duly made and seconded were unanimously adopted and are now in full force and effect which approved the following amendments to the By-laws of the Corporation.

          The By-laws of the Corporation are hereby amended so that they read in their entirety as they exist on the date hereof except that:

          (i) Section 1 of Article IV of such by-laws reads in its entirety as follows:

     "SECTION 1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a Chairman of the Board of Directors (who must be a director), a Vice Chairman of the Board of Directors (who also must be a director), a Chief Executive Officer, a President and Chief Operating Officer, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose one or more Vice Presidents (including, without limitation, Assistant, Executive, Senior and Group), Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors and the Vice Chairman of the Board of Directors, need such officers be directors of the Corporation.";

          (ii) Sections 4, 5 and 6 of Article IV of such by-laws read in their entirety as follows:

          "SECTION 4. Chairman and Vice Chairman of the Board of Directors. The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors. Except where by law the signature of the Chief Executive Officer or the President and Chief Operating Officer is required, the Chairman of the Board of Directors shall possess the same power as the Chief Executive Officer or the President and Chief Operating Officer to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the Chief Executive Officer or President and Chief Operating Officer, the Chairman of the Board of Directors shall exercise all the powers and discharge all the duties of the Chief Executive Officer or President and Chief Operating Officer, as applicable. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-laws or by the Board of Directors. The Vice Chairman of the Board of Directors shall, during the absence or disability of the Chairman of the Board of Directors, have the powers and perform the duties of the Chairman of the Board of Directors and shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by the Board of Directors. Notwithstanding anything in these By-laws to the contrary, the Chairman of the Board of Directors and the Vice Chairman of the Board of Directors may only be removed from such offices (but not as directors) by an affirmative vote of the majority of the entire Board of Directors.

          "SECTION 5.  Chief Executive Officer and President and
          Chief Operating Officer. The Chief Executive Officer shall, subject to the control of the Board of Directors and the Chairman of the Board of Directors (or during his absence or disability, the Vice Chairman of the Board of Directors), have general supervision of the business and affairs of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. He shall possess the power to execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-laws, the Board of Directors or the Chief Executive Officer. In the absence or disability of both the Chairman of the Board of Directors and the Vice Chairman of the Board of Directors, the Chief Executive Officer shall preside at all meetings of the stockholders and the Board of Directors. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-laws or by the Board of Directors and, notwithstanding any other provision of these By-laws, the Chief Executive Officer may appoint officers of the Corporation pursuant to and in accordance with authority granted to him from time to time by the Board of Directors. The President and Chief Operating Officer (hereinafter sometimes referred to only as the "President") shall, subject to the direction and control of the Board of Directors, and the supervision of the Chairman of the Board of Directors (or during his absence or disability, the Vice Chairman of the Board of Directors) and the Chief Executive Officer, have general supervision of the business operations of the Corporation. The President and Chief Operating Officer shall, during the absence or disability of the Chief Executive Officer, have the powers and perform the duties of the Chief Executive Officer and shall also perform such other duties and may exercise such other powers as from time to time may be assigned to him by these By-laws or the Board of Directors. Notwithstanding anything in these By-laws to the contrary, the Chief Executive Officer and the President and Chief Operating Officer may only be removed from such offices by an affirmative vote of the majority of the entire Board of Directors.

          "SECTION 6.  Vice Presidents.  At the request of the
          Chief Executive Officer or in his absence or in the event of his inability or refusal to act (and only in the absence of the Chairman of the Board of Directors, Vice Chairman of the Board of Directors and President and Chief Operating Officer who would otherwise have the powers and perform the duties of the Chief Executive Officer), the Vice President or the Vice Presidents if there is more than one (in the order designated by the Board of Directors) shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. Each Vice President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board of Directors, no Vice Chairman of the Board of Directors, no President and Chief Operating Officer and no Vice President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of the Chief Executive Officer to act, shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer."; and

         (iii) Article VIII of such by-laws reads in its entirety as follows:

                                  ARTICLE VIII
                                Indemnification

          "SECTION 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted or required by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article VIII with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          "SECTION 2. Right to Advancement of Expenses. The right to indemnification conferred in Section 1 of this Article VIII shall include the right to be advanced by the Corporation the expenses (including, without limitation, attorneys' fees and expenses) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law so requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections 1 and 2 of this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

          "SECTION 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article VIII is not paid in full by the Corporation within 60 calendar days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 calendar days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circum-stances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not enti-tled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

          "SECTION 4. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

          "SECTION 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corpora-tion Law.

          "SECTION 6. Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indem-nification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation."

          IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed as of December 3, 1996.


                              /s/ PATRICK J. GUARINO


                              Patrick J. Guarino
                              Senior Vice President,
                              General Counsel and Secretary


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